Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Platinum Eagle Acquisition Corp. on Form S-4 to be filed on or about November 13, 2018 of our report dated November 13, 2018, on our audits of the consolidated financial statements of RL Signor Holdings, LLC and Subsidiaries as of December 31, 2017 and 2016 and each of the years then ended We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

November 13, 2018